Exhibit 99.1

Unique Fabricating, Inc. Reports Third Quarter 2016 Financial Results
Revenue Increases 13.1% to $44.8 million; Diluted EPS of $0.25 vs. $0.12 in Q3 2015

Auburn Hills, MI - November 15, 2016 -- Unique Fabricating, Inc. ("Unique” or the "Company”)(NYSE MKT: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial appliance market, today announced its financial results for the third quarter and nine months ended October 2, 2016.
Second Quarter Highlights

•	Revenue of $44.8 million in the third quarter 2016, up 13.1% compared to the $39.6 million in the third quarter of 2015

•
Net income of $2.5 million, or $0.26 and $0.25 per basic and diluted share, respectively, in the third quarter of 2016, compared to $1.1 million, or $0.12 per basic and diluted share, in the third quarter of 2015

•
Adjusted EBITDA of $5.9 million in the third quarter of 2016, including $1.5 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards, versus $4.3 million in the third quarter of 2016, including $1.2 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards(1)

•	Adjusted diluted earnings per share of $0.26 in the third quarter of 2016 versus $0.21 in the third quarter of 2015(1)

•	Declared a quarterly cash dividend of $0.15 per share payable on December 7, 2016 for stockholders of record as of November 30, 2016

•	Awarded a new program order by a major German OEM for its TwinShape® foam duct to be installed in a popular mid-size SUV beginning in the first quarter of 2017

(1) For a reconciliation of GAAP to Non-GAAP results for Adjusted EBITDA and Adjusted diluted earnings per share please refer to the financial tables below.

“We delivered strong financial results in the third quarter and advanced new product launches and programs according to plan, that support our near- and long-term outlook,” said John Weinhardt, Chief Executive Officer. “As expected, the investments we made to scale production and enhance labor productivity earlier in the year benefited our operations during the quarter and positively impacted our margins, a trend we anticipate continuing.”

“We are increasingly encouraged by the opportunities we are seeing as a result of the integration of Intasco into our business,” Weinhardt added. “During the third quarter we capitalized on cross-selling opportunities and launched new programs within our combined customer bases. These opportunities capitalize on the operating leverage inherent in our business model, which we believe will enable meaningful profitability expansion and increased free cash flow over time."

Weinhardt concluded, “Looking forward, we remain confident in our outlook and are reaffirming our full-year guidance. Our visibility is supported by an increasing number of new program launches and opportunities which have not been impacted by the slight automotive industry slowdown indicated from the reported industry production data."

Third Quarter Financial Summary

In the third quarter of 2016, Unique's results were for a 13 week quarter period ended October 2, 2016, compared to a 14 week quarter period ended October 4, 2015. As a result, the two periods may not be directly comparable.

Total revenue for the quarter ended October 2, 2016 increased to $44.8 million, up 13.1%, or $5.6 million from $39.6 million during the same period last year. The increase was driven by the acquisitions of Intasco which closed on April 29, 2016 and Great Lakes Foam Technologies, Inc. which closed on August 31, 2015, as well as from the introduction of new products and increased market penetration.

Gross profit for the quarter period ended October 2, 2016 was $11.3 million, or 25.1% of total revenue, compared to $9.3 million, or 23.5% of total revenues, for the corresponding period last year. The increase in gross margin as a percentage of sales was primarily due to favorable product mix, manufacturing efficiencies at existing facilities, and from beginning to capitalize on the investment we made in the second quarter of 2016 in equipment, labor and continuous improvement related costs in order to meet future demand.

Net income for the quarter ended October 2, 2016 was $2.5 million, or $0.26 and $0.25 per basic and diluted share, respectively, compared to $1.1 million, or $0.12 per basic and diluted share, in the third quarter of 2015. The increase in net income was primarily due to higher sales quarter over quarter, and higher gross profit as a percentage of sales described above.

Adjusted EBITDA for the quarter ended October 2, 2016 was $5.9 million compared to $4.3 million in the third quarter of 2015. The increase is primarily a result of earnings generated from higher sales. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the quarter ended October 2, 2016 was $0.26 compared to $0.21 in the third quarter of 2015. The increase is primarily a result of higher earnings, partially offset by large one-time addbacks in the third quarter of 2015 from the Great Lakes acquisition and IPO of the Company, and the increase in shares outstanding as a result of the Company’s initial public offering in July 2015. The diluted weighted average shares outstanding increased from approximately 9.7 million in the third quarter last year to approximately 9.9 million this year. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.

Year to Date Financial Summary

Total revenue for the first nine months of 2016 increased to $126.8 million, up 17.7%, or $19.1 million from $107.7 million during the same period last year. The increase was primarily related to the acquisitions of Intasco which closed on April 29, 2016 and Great Lakes Foam Technologies, Inc. which closed on August 31, 2015, as well as from the introduction of new products and increased market penetration.

Gross profit for the first nine months of 2016 was $29.9 million, or 23.6% of total revenues, compared to $25.7 million, or 23.8% of total revenues, in the comparable period last year. The decrease in gross margin as a percentage of sales is mainly due to increases in health insurance claims paid under Unique's self-insured benefits plan, and increased depreciation and labor costs as the Company adds capacity and makes investments to meet expected future demand, and continuous improvement related costs that management expects to benefit Unique in future quarters.

Net income for the first nine months of 2016 was $5.0 million, or $0.51 per basic and $0.50 per diluted share, respectively, compared to $4.0 million, or $0.52 per basic and $0.51 per diluted share, in the comparable period last year.

Adjusted EBITDA for the first nine months of 2016 was $14.7 million compared to $12.1 million in the same period last year. The increase is primarily a result of earnings generated from higher sales in this year, partially offset by the increases in operating expenses noted above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the first nine months of 2016 was $0.61 compared to $0.62 in the same period last year. The decrease is primarily a result an increase in shares outstanding as a result of the Company’s initial public offering in July 2015. The diluted weighted average shares outstanding increased from approximately 8.0 million in the first nine months last year to approximately 9.9 million this year. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.
Balance Sheet Summary
As of October 2, 2016, the Company had approximately $1.5 million in cash and cash equivalents, as compared to January 3, 2016, when the Company had $727,000 in cash and cash equivalents.

Total debt outstanding as of October 2, 2016 was $53.2 million compared to $31.0 million as of January 3, 2016.

As of October 2, 2016, the Company had $7.4 million of available unused capacity, further subject to borrowing base restrictions and outstanding letters of credit, under its $30.0 million revolving credit facility.
2016 Outlook
Management reaffirms expectations for:

•	Full year 2016 revenue of $169 million to $172 million

•	Full year 2016 adjusted diluted earnings per share of $0.88 to $0.91

•	Full year 2016 adjusted EBITDA of $19.5 million to $20.0 million
Declaration of Dividends
Unique's Board of Directors approved payment of a quarterly cash dividend of $0.15 per share on November 15, 2016. The dividend will be paid on December 7, 2016 to stockholders of record as of the close of business on November 30, 2016.
Quarterly Results Conference Call
Unique Fabricating will host a conference call and live webcast to discuss these results today at 9:00 a.m. Eastern Time. To access the call, please dial 1-877-705-6003 (toll-free) or 1-201-493-6725 and reference conference ID 13649214. The conference call will also be webcast live on the Investor Relations section of the company's website at http://uniquefab.investorroom.com

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 12:00PM ET on November 15, 2016 until 11:59PM ET on November 22, 2016 by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (international) and using the pin number 13649214.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE MKT: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance market. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.
About Non-GAAP Financial Measures
We present Adjusted EBITDA and Adjusted Diluted Earnings Per Share in this press release to provide a supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest expense, income tax expense, depreciation and amortization expense, non-recurring integration expense, non-cash stock awards, transaction fees related to our acquisitions, and restructuring expenses. We calculate Adjusted

Diluted Earnings Per Share based upon earnings before non-cash stock awards, non-recurring expenses, transaction fees, and restructuring expenses, including the tax impact associated with these adjusting items. We believe that Adjusted EBITDA and Adjusted Diluted Earnings Per Share are useful performance measures used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. In addition, the financial covenants in our senior secured credit facility are based on Adjusted EBITDA, as presented in this press release, subject to dollar limitations on certain adjustments and certain other addbacks permitted by our senior secured credit facility. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s 2016 Outlook to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about revenue, Adjusted EBITDA, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K, for the year ended January 3, 2016 filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors” in the Annual Report on Form 10-K, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

Investor Contact:
Hayden IR
Brett Maas/Rob Fink
646-536-7331/646-415-8972
ufab@haydenir.com
Source: Unique Fabricating, Inc.

UNIQUE FABRICATING, INC.
Consolidated Statements of Operations (Unaudited)

	Thirteen Weeks Ended October 2, 2016	Fourteen Weeks Ended October 4, 2015	Thirty-Nine Weeks Ended October 2, 2016	Thirty-Nine Weeks Ended October 4, 2015
Net sales	$44,753,565	$39,579,502	$126,784,289	$107,682,183
Cost of sales	33,503,217	30,280,834	96,842,757	82,031,708
Gross profit	11,250,348	9,298,668	29,941,532	25,650,475
Selling, general, and administrative expenses	6,949,034	6,934,785	20,668,621	17,267,099
Restructuring expenses			35,054	—
Operating income	4,301,314	2,363,883	9,237,857	8,383,376
Non-operating income (expense)
Investment income	—	—	—	230
Other income (expense), net	(1,511)	4,468	(25,203)	18,789
Interest expense	(525,167)	(724,414)	(1,739,243)	(2,437,103)
Total non-operating expense, net	(526,678)	(719,946)	(1,764,446)	(2,418,084)
Income – before income taxes	3,774,636	1,643,937	7,473,411	5,965,292
Income tax expense	1,254,437	504,846	2,520,389	1,941,564
Net income	$2,520,199	$1,139,091	$4,953,022	$4,023,728
Net income per share
Basic	$0.26	$0.12	$0.51	$0.52
Diluted	$0.25	$0.12	$0.50	$0.51
Cash dividends declared per share	$0.15	$0.15	$0.45	$0.15

UNIQUE FABRICATING, INC.
Consolidated Balance Sheets

	(Unaudited)
	October 2, 2016	January 3, 2016
Assets
Current assets
Cash and cash equivalents	$1,505,093	$726,898
Accounts receivable – net	29,573,080	20,480,186
Inventory – net	16,801,522	14,585,611
Prepaid expenses and other current assets:
Prepaid expenses and other	1,700,320	1,494,697
Refundable taxes	84,340	55,477
Deferred tax asset	—	1,063,721
Assets held for sale	2,033,327	2,033,327
Total current assets	51,697,682	40,439,917
Property, plant, and equipment – net	20,754,580	18,761,178
Goodwill	28,871,179	19,213,958
Intangible assets– net	24,789,481	20,139,213
Other assets
Investments – at cost	1,054,120	1,054,120
Deposits and other assets	154,971	120,742
Deferred tax asset	193,625	—
Total assets	$127,515,638	$99,729,128
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$15,606,440	$11,430,662
Current maturities of long-term debt	2,410,303	2,519,069
Accrued compensation	3,229,512	2,283,833
Other accrued liabilities	1,015,236	1,159,028
Other liabilities	135,307	—
Total current liabilities	22,396,798	17,392,592
Long-term debt – net of current portion	28,613,415	13,906,993
Line of credit-net	22,184,397	14,595,093
Other long-term liabilities
Deferred tax liability	4,492,570	5,774,452
Other liabilities	94,970	46,874
Total liabilities	77,782,150	51,716,004
Stockholders’ Equity
Common stock, $0.001 par value – 15,000,000 shares authorized and 9,711,465 and 9,591,860 issued and outstanding at October 2, 2016 and January 3, 2016, respectively	9,711	9,592
Additional paid-in-capital	45,473,517	44,352,188
Retained earnings	4,250,260	3,651,344
Total stockholders’ equity	49,733,488	48,013,124
Total liabilities and stockholders’ equity	$127,515,638	$99,729,128

UNIQUE FABRICATING, INC.
Consolidated Condensed Statements of Cash Flows

	Thirty-Nine Weeks Ended October 2, 2016	Thirty-Nine Weeks Ended October 4, 2015
Cash flows from operating activities
Net income	$4,953,022	$4,023,728
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,996,472	2,762,624
Amortization of debt issuance costs	94,537	216,930
Loss on sale of assets	13,867	39,712
Loss on extinguishment of debt	60,202	386,552
Bad debt expense	(168,830)	32,893
Loss on derivative instrument	183,402	1,520
Stock option expense	126,733	160,764
Deferred income taxes	(509,408)	(428,118)
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(6,777,982)	(4,226,320)
Inventory	269,870	(3,359,815)
Prepaid expenses and other assets	(194,521)	(444,421)
Accounts payable	3,186,895	2,333,067
Accrued and other liabilities	209,308	440,365
Net cash provided by operating activities	5,443,567	1,939,481
Cash flows from investing activities
Purchases of property and equipment	(2,443,251)	(2,988,278)
Proceeds from sale of property and equipment	12,181	51,347
Acquisition of Intasco, net of cash acquired	(21,030,795)	—
Acquisition of Great Lakes Foam Technologies, Inc.	—	(11,819,991)
Working capital adjustment from acquisition of Intasco	212,823	—
Net cash used in investing activities	(23,249,042)	(14,756,922)
Cash flows from financing activities
Net change in bank overdraft	846,220	273,152
Proceeds from debt	32,000,000	—
Payments on debt	(1,839,212)	(14,646,409)
Debt issuance costs	(514,441)	—
Proceeds from revolving credit facilities	7,716,220	6,715,347
Pay-off of old senior credit facility term debt	(15,375,000)	—
Post acquisition payments for Unique Fabricating	—	(755,018)
Proceeds from the issuance of common stock pursuant to initial public offering	—	25,673,750
Payment of initial public offering costs	—	(3,439,836)
Proceeds from exercise of stock options and warrants	103,989	397,070
Distribution of cash dividends	(4,354,106)	(1,438,938)
Net cash provided by financing activities	18,583,670	12,779,118
Net increase (decrease) in cash and cash equivalents	778,195	(38,323)
Cash and cash equivalents – beginning of period	726,898	756,044
Cash and cash equivalents – end of period	$1,505,093	$717,721
Supplemental disclosure of cash flow Information – cash paid for
Interest	$1,304,890	$2,260,430
Income taxes	$2,519,010	$1,247,143

Supplemental disclosure of cash flow Information – non cash activities for:
Common stock issued for purchase of Intasco USA, Inc.	$890,726	$—
Accretion on redeemable common stock	$—	$1,364,031
Accounts payable on working capital for Great Lakes Foam Technologies, Inc. acquisition	$—	$127,401

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA

	Thirteen Weeks Ended October 2, 2016	Fourteen Weeks Ended October 4, 2015	Thirty-Nine Weeks Ended October 2, 2016	Thirty-Nine Weeks Ended October 4, 2015
GAAP Net income	$2,520,199	$1,139,091	$4,953,022	$4,023,728
Plus: Interest expense, net	525,167	724,414	1,739,243	2,437,103
Plus: Income tax expense	1,254,437	504,846	2,520,389	1,941,564
Plus: Depreciation and amortization	1,488,722	1,023,083	3,996,472	2,762,624
Plus: Non-cash stock award	40,736	148,455	126,733	160,764
Plus: Non-recurring integration expenses	35,744	32,187	104,913	32,187
Plus: Non-recurring step-up of inventory basis to fair market value	39,352	90,043	318,518	90,043
Plus: Non-recurring IPO costs	—	230,000	—	230,000
Plus: Transaction fees	10,437	415,849	858,688	415,849
Plus: Restructuring expenses	—	—	35,054	—
Adjusted EBITDA	$5,914,794	$4,307,968	$14,653,032	$12,093,862

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted Diluted Earnings Per Share

	Thirteen Weeks Ended October 2, 2016	Fourteen Weeks Ended October 4, 2015	Thirty-Nine Weeks Ended October 2, 2016	Thirty-Nine Weeks Ended October 4, 2015
GAAP Net income	$2,520,199	$1,139,091	$4,953,022	$4,023,728
Plus: Non-cash stock award	40,736	148,455	126,733	160,764
Plus: Non-recurring integration expenses	35,744	32,187	104,913	32,187
Plus: Non-recurring step-up of inventory basis to fair market value	39,352	90,043	318,518	90,043
Plus: Non-recurring IPO costs	—	230,000	—	230,000
Plus: Transaction fees	10,437	415,849	858,688	415,849
Plus: Debt extinguishment costs	—	386,552	60,202	386,552
Plus: Restructuring expenses	—	—	35,054	—
Less: Tax impact	(39,531)	(400,172)	(437,502)	(428,131)
Adjusted Net income	$2,606,937	$2,042,005	$6,019,628	$4,910,992

Diluted weighted average shares outstanding	9,918,956	9,662,118	9,885,949	7,959,948
Net income per share
Diluted - GAAP	$0.25	$0.12	$0.50	$0.51
Diluted - Adjusted	$0.26	$0.21	$0.61	$0.62

UNIQUE FABRICATING, INC.
Purchase Accounting Impacts and Other Effects

	Thirteen Weeks Ended October 2, 2016	Fourteen Weeks Ended October 4, 2015	Thirty-Nine Weeks Ended October 2, 2016	Thirty-Nine Weeks Ended October 4, 2015
Non-cash purchase accounting impacts
Customer relationships amortization	$837,520	$552,339	$2,208,223	$1,462,837
Trade name amortization	72,926	59,945	196,204	166,991
Non-compete amortization	44,162	65,554	132,486	152,285
Unpatented technology	76,529	—	129,511	—
Less: Tax impact	(322,481)	(208,008)	(861,745)	(576,833)
Net income effect	$708,656	$469,830	$1,804,679	$1,205,280

Net income per share impact
GAAP - Basic	$0.07	$0.05	$0.19	$0.16
GAAP - Diluted	$0.07	$0.05	$0.18	$0.15